UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 28, 2004

AVATECH SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31265	84-1035353
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10715 Red Run Blvd., Suite 101, Owings Mills, Maryland 21117

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (410) 581-8080

Inapplicable

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01. Entry into a Material Definitive Agreement.

(a) (1) Avatech Solutions Subsidiary, Inc., a controlled subsidiary of the registrant, (“Subsidiary”), executed a Business Loan Agreement, Promissory Note, and Commercial Security Agreement with K Bank dated October 28, 2004 (collectively, the “New Credit Facility”). Avatech Solutions, Inc. (the “Company”) and Mr. W. James Hindman, the chairman of the board of directors of the Company guaranteed the New Credit Facility.

On the same date, K Bank, the Company, Subsidiary, and Technical Learningwear, Inc., a wholly-owned subsidiary of Subsidiary, executed a Letter Agreement which modifies Subsidiary’s existing revolving line of credit from K Bank (the “Letter Agreement”).

(2) The New Credit Facility is a $700,000 credit facility, which may be borrowed, repaid, and reborrowed from time to time until its maturity on December 15, 2004. It accrues interest equal to the lesser of 7.5% or prime plus two percentage points of the outstanding balance and is secured by the assets of Subsidiary and the guaranties of the Company and Mr. Hindman. Voluntary prepayments under the New Credit Facility are permitted at any time without a fee.

The Letter Agreement modifies Subsidiary’s existing revolving line of credit from K Bank (the “Existing Facility”) by limiting the maximum amount outstanding to the lesser of $2,300,000 or 85% of eligible accounts receivable while the New Credit Facility is outstanding. From and after November 1, 2004 and while certain subordinated debt of Subsidiary remains outstanding, the Letter Agreement further provides that the total amount outstanding under the Existing Facility may not exceed the lesser of $2,000,000 or 85% of eligible accounts receivable.

Item 2.03 Creation of a Direct Financial Obligation of a Registrant.

The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVATECH SOLUTIONS, INC.
(Registrant)

Date: November 3, 2004	By:	/s/ Donald R. “Scotty” Walsh
Donald R. “Scotty” Walsh
Chief Executive Officer